PRACTUS
JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

November 28, 2022

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Alpha Fiduciary Quantitative Strategy Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 235 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 235 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of Practus, LLP